Exhibit 4.12
DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

As of December 31, 2019, Voya Financial, Inc. (“Voya”, “Company”, “we”, “us” or “our”) had two classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): (i) Common Stock, $0.01 par value per share, and (ii) Depositary Shares (the “Depositary Shares”), each representing a 1/40th Interest in a Share of 5.35% Fixed-Rate Reset Non-Cumulative Preferred Stock, Series B (the “Series B Preferred Stock”).

DESCRIPTION OF CAPITAL STOCK
A brief summary of some of the provisions of our amended and restated certificate of incorporation, amended and restated by-laws, the material terms of our preferred stock and relevant sections of the Delaware General Corporation Law (“DGCL”) is set forth below. The description is qualified in its entirety by reference to our amended and restated certificate of incorporation, our amended and restated by-laws and the Certificate of Designations creating the Series B Preferred Stock that are incorporated by reference to Annual Report on Form 10-K of which this exhibit is a part. The following description of our capital stock and provisions of our amended and restated certificate of incorporation and our amended and restated by-laws is only a summary of such provisions and instruments, does not purport to be complete and may be supplemented from time to time.
Our authorized capital stock consists of 1,000,000,000 shares, including: (i) 900,000,000 shares of our common stock, $0.01 par value per share, and (ii) 100,000,000 shares of preferred stock, $0.01 par value per share. As of December 31, 2019, we had outstanding 132,325,790 shares of our common stock and 625,000 shares of our preferred stock, which consisted of 325,000 of our 6.125% Fixed-Rate Reset Non-Cumulative Preferred Stock, Series A (the “Series A Preferred Stock”) and 300,000 shares of our Series B Preferred Stock. All of our outstanding capital stock is fully paid and non-assessable.
Common Stock
Holders of our common stock are entitled to one vote per share on all matters submitted to a vote of stockholders, including the election of directors. Our common stockholders are not entitled to cumulative voting in the election of directors. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of our common stock are entitled to receive ratably such dividends as may be declared by our Board of Directors out of funds legally available therefor if our Board of Directors, in its discretion, determines to issue dividends and only then at the times and in the amounts that our Board of Directors may determine. Upon the liquidation, dissolution or winding-up of our Company, the holders of our common stock are entitled to receive their ratable share of the net assets of our Company available after payment of all debts and other liabilities, subject to the prior preferential rights and payment of liquidation preferences, if any, of any outstanding shares of preferred stock. Holders of our common stock have no preemptive, subscription or redemption rights. There are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of our outstanding preferred stock and any series of preferred stock that we may designate in the future.
Preferred Stock
Our Board of Directors has the authority, subject to the limitations imposed by Delaware law, without any further vote or action by our common or preferred stockholders (or holders of related Depositary Shares), to issue preferred stock in one or more series and to fix the designations, powers, preferences, limitations and rights of the shares of each series, including:

     •         dividend rates;

     •         terms of, and conditions upon, dividends payable to holders;

     •         conversion and exchange rights;

     •         voting rights;

     •         repurchase obligations of our Company;

     •         terms of redemption and liquidation preferences; and

     •         the number of shares constituting each series.
Satisfaction of any dividend preferences of outstanding shares of preferred stock would reduce the amount of funds available for the payment of dividends on shares of our common stock. Holders of shares of preferred stock may be entitled to receive a preference payment in the event of our liquidation, dissolution or winding-up before any payment is made to the holders of shares of our common stock.
Our Board of Directors may authorize the issuance of additional preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of our company and may adversely affect the market price of our common stock and the voting and other rights of the holders of our common stock.
Series A Preferred Stock
We have issued 325,000 shares of Series A Preferred Stock, with a liquidation preference of $1,000 per share. The Series A Preferred Stock is not convertible into, or exchangeable for, our common stock or any other class or series of our securities and is not subject to any sinking fund or other similar obligation for repurchase or retirement. Dividends on the Series A Preferred Stock, if declared, accrue and are payable semi-annually at a fixed rate per annum equal to 6.125% to, but excluding, September 15, 2023 and thereafter at a rate per annum equal to the Five-year U.S. Treasury Rate as of the most recent reset dividend determination date plus 3.358% on the stated amount per share. Dividends on the shares of Series A Preferred Stock are non-cumulative. Shares of the Series A Preferred Stock have priority over our common stock with regard to the payment of dividends. The Series A Preferred Stock is redeemable at our option (a) in whole but not in part, at any time, within 90 days after the occurrence of a “rating agency event” at a redemption price equal to $1,020 per share, plus an amount equal to any dividends per share that have accrued but not been declared and paid for the then-current dividend period to, but excluding, the redemption date or (b) (i) in whole but not in part, at any time, within 90 days of a “regulatory capital event” or (ii) in whole or in part, from time to time, on September 15, 2023 or any subsequent reset date, in each case at a redemption price of $1,000 per share, plus an amount equal to any dividends per share that have accrued but not been declared and paid for the then-current dividend period to, but excluding, such redemption date. The Series A Preferred Stock does not have any voting rights other than with respect to certain fundamental changes in the terms of the Series A Preferred Stock and as otherwise required by applicable law. The Series A Preferred Stock is parity stock as defined in the description of Series B Preferred Stock, but is not voting preferred stock as defined in the description of Series B Preferred Stock.
Series B Preferred Stock
General
We have issued 300,000 shares of Series B Preferred Stock, with a liquidation preference of $1,000 per share. The Series B Preferred Stock is fully paid and non-assessable, which means that holders have paid their purchase price in full and that we may not ask them to surrender additional funds with respect to such shares of Series B Preferred Stock. Holders of the Series B Preferred Stock do not have preemptive or subscription rights to acquire more stock of the Company.

The Series B Preferred Stock is not convertible into, or exchangeable for, shares of our common stock or any other class or series of stock or other securities of the Company. The Series B Preferred Stock has no stated maturity and is not subject to any sinking fund, retirement fund or purchase fund or other obligation of the Company to redeem, repurchase or retire the Series B Preferred Stock.
Ranking
With respect to the payment of dividends and distributions of assets upon any liquidation, dissolution or winding-up, the Series B Preferred Stock ranks:

     •         senior to our junior stock (as defined below); and

     •         equally with the Series A Preferred Stock and each other series of our preferred stock that we may issue (except for any senior series that may be issued with the requisite vote or consent of the holders of at least two thirds of the shares of the Series B Preferred Stock at the time outstanding and entitled to vote, voting together as a single class with the Series A Preferred Stock and any other series of preferred stock entitled to vote thereon (to the exclusion of all other series of preferred stock)), with respect to the payment of dividends and distributions of assets upon liquidation, dissolution or winding up.
In addition, we are generally able to pay dividends, any redemption price and distributions upon liquidation, dissolution or winding-up only out of lawfully available funds for such payment (i.e., after taking account of all existing and future indebtedness and other non-equity claims).
Dividends
Dividends on the Series B Preferred Stock are not mandatory. Holders of Series B Preferred Stock are entitled to receive, when, as and if declared by our board of directors (or a duly authorized committee of the board), out of funds legally available for the payment of dividends, under Delaware law, quarterly in arrears on the fifteenth day of March, June, September and December of each year, commencing on September 15, 2019, non-cumulative cash dividends that accrue for the relevant dividend period as follows:

     •         from the date of original issue, to, but excluding September 15, 2029 (the “First Call Date”) at a fixed rate per annum of 5.35% on the stated amount of $1,000 per share (equivalent to $25.00 per Depositary Share); and

      •         from the First Call Date, during each reset period (as defined below), at a rate per annum equal to the Five-year U.S. Treasury Rate (as defined below) as of the most recent reset dividend determination date plus 3.21% on the stated amount of $1,000 per share (equivalent to $25.00 per Depositary Share).
If we issue additional Series B Preferred Stock after the original issue date, dividends on such shares will accrue from the original issue date if such shares are issued prior to the first dividend payment date and otherwise will accrue from the date on which such shares are issued (if it is a dividend payment date) or the dividend payment date next preceding the date they are issued.
Dividends are payable to holders of record of the Series B Preferred Stock as they appear on our books on the applicable record date, which shall be the fifteenth calendar day before that dividend payment date or such other record date fixed by our board of directors (or a duly authorized committee of the board) that is not more than 60 nor less than 10 days prior to such dividend payment date (each, a “dividend record date”). Dividend record dates will apply regardless of whether a particular dividend record date is a business day.
Dividends payable on the Series B Preferred Stock will be calculated on the basis of a 360-day year consisting of twelve 30-day months. If any dividend payment date is not a business day, then such date will nevertheless be a dividend payment date, but dividends on the Series B Preferred Stock, when, as and if declared, will be paid on the next succeeding business day (without adjustment in the amount of the dividend per share of Series B Preferred Stock). “Business day” means any day other than (i) a Saturday or Sunday or a legal holiday or (ii) a day on which banking institutions in The City of New York are authorized or required by law or executive order to remain closed.

A “dividend period” is the period from, and including, a dividend payment date to, but excluding, the next dividend payment date, except that the initial dividend period commenced on, and include, the original issue date of the Series B Preferred Stock and ended on, but excluded, the September 15, 2019 dividend payment date.
A “reset date” means the First Call Date and each date falling on the fifth anniversary of the preceding reset date. A “reset period” means the period from and including the First Call Date to, but excluding, the next following reset date and thereafter each period from and including each reset date to, but excluding, the next following reset date. A “reset dividend determination date” means, in respect of any reset period, the day falling two business days prior to the beginning of such reset period.
The “Five-year U.S. Treasury Rate” means, as of any reset dividend determination date, as applicable, (i) an interest rate (expressed as a decimal) determined to be the per annum rate equal to the weekly average yield to maturity for U.S. Treasury securities with a maturity of five years from the next reset date and trading in the public securities markets or (ii) if there is no such published U.S. Treasury security with a maturity of five years from the next reset date and trading in the public securities markets, then the rate will be determined by interpolation between the most recent weekly average yield to maturity for two series of U.S. Treasury securities trading in the public securities market, (A) one maturing as close as possible to, but earlier than, the reset date following the next succeeding reset dividend determination date, and (B) the other maturity as close as possible to, but later than, the reset date following the next succeeding reset dividend determination date, in each case as published in the most recent H.15 (519). If the Five-year U.S. Treasury Rate cannot be determined pursuant to the methods described in clauses (i) or (ii) above, then the Five-year U.S. Treasury Rate will be the same interest rate determined for the prior reset dividend determination date.
“H.15 (519)” means the weekly statistical release designated as such, or any successor publication, published by the Board of Governors of the United States Federal Reserve System, and “most recent H.15 (519)” means the H.15 (519) published closest in time but prior to the close of business on the second business day prior to the applicable reset date.
Unless we have validly called all shares of Series B Preferred Stock for redemption on the First Call Date, we will appoint a calculation agent with respect to the Series B Preferred Stock prior to the reset dividend determination date preceding the First Call Date. The applicable dividend rate for each reset period will be determined by the calculation agent, as of the applicable reset dividend determination date. Promptly upon such determination, the calculation agent will notify us of the dividend rate for the reset period. The calculation agent’s determination of any dividend rate, and its calculation of the amount of dividends for any dividend period beginning on or after the First Call Date will be on file at our principal offices, will be made available to any holder of Series B Preferred Stock upon request and will be final and binding in the absence of manifest error.
Dividends on the Series B Preferred Stock are not cumulative. Accordingly, if the Company’s board of directors (or a duly authorized committee of the board), does not declare a dividend on the Series B Preferred Stock payable in respect of any dividend period before the related dividend payment date, such dividend will not accrue, we will have no obligation to pay a dividend for that dividend period on the dividend payment date or at any future time, whether or not dividends on the Series B Preferred Stock are declared for any future dividend period, and no interest, or sum of money in lieu of interest, will be payable in respect of any dividend not so declared. References to the “accrual” of dividends in this description refer only to the determination of the amount of such dividend and do not imply that any right to a dividend arises prior to the date on which a dividend is declared.

So long as any Series B Preferred Stock remain outstanding for any dividend period, unless the full dividends for the latest completed dividend period on all outstanding Series B Preferred Stock have been declared and paid (or declared and a sum sufficient for the payment thereof has been set aside), during a dividend period:

     •         no dividend shall be paid or declared on our common stock or any other shares of our junior stock, other than:

o
any dividend paid on junior stock in the form of stock, warrants, options or other rights where the dividend stock or the stock issuable upon exercise of such warrants, options or other rights is the same stock as that on which the dividend is being paid or is other junior stock, or

o
any dividend in connection with the implementation of a shareholders’ rights plan, or the issuance of rights, stock or other property under such plan, or the redemption or repurchase of any rights under such plan; and

      •         no common stock or other junior stock shall be purchased, redeemed or otherwise acquired for consideration by us, directly or indirectly, other than:

o	as a result of a reclassification of junior stock for or into other junior stock,

o	the exchange, redemption or conversion of one share of junior stock for or into another share of junior stock,

o
purchases, redemptions or other acquisitions of shares of junior stock in connection with (x) any employment contract, benefit plan or other similar arrangement with or for the benefit of one or more employees, officers, directors, consultants or independent contractors, (y) a dividend reinvestment or stockholder stock purchase plan, or (z) the satisfaction of our obligations pursuant to any contract outstanding at the beginning of the applicable dividend period requiring such purchase, redemption or other acquisition,

o	the purchase of fractional interests in shares of junior stock pursuant to the conversion or exchange provisions of such securities or the security being converted or exchanged, or

o	through the use of the proceeds of a substantially contemporaneous sale of junior stock.
As used in this description, “junior stock” means our common stock and any other class or series of stock of the Company that ranks junior to the Series B Preferred Stock either as to the payment of dividends (whether such dividends are cumulative or non-cumulative) and/or as to the distribution of assets upon any liquidation, dissolution or winding-up of the Company.
When dividends are not paid (or declared and a sum sufficient for payment thereof set aside) in full on any dividend payment date (or, in the case of parity stock having dividend payment dates different from the dividend payment dates pertaining to the Series B Preferred Stock, on a dividend payment date falling within the related dividend period for the Series B Preferred Stock) upon the Series B Preferred Stock or any shares of parity stock, all dividends declared on the Series B Preferred Stock and all such parity stock and payable on such dividend payment date (or, in the case of parity stock having dividend payment dates different from the dividend payment dates pertaining to the Series B Preferred Stock, on a dividend payment date falling within the related dividend period for the Series B Preferred Stock) shall be declared pro rata so that the respective amounts of such dividends shall bear the same ratio to each other as all accrued but unpaid dividends per share of Series B Preferred Stock and all parity stock payable on such dividend payment date (or, in the case of parity stock having dividend payment dates different from the dividend payment dates pertaining to the Series B Preferred Stock, on a dividend payment date falling within the related dividend period for the Series B Preferred Stock) bear to each other. As used in this paragraph, payment of dividends “in full” means, as to any parity stock that bears dividends on a cumulative basis, the amount of dividends that would need to be declared and paid to bring such parity stock current in dividends, including undeclared dividends for past dividend periods. To the extent a dividend period with respect to the Series B Preferred Stock or any shares of parity stock (in either case, the “first series”) coincides with more than one dividend period with respect to another series as applicable (in either case, a “second series”), then, for purposes of this paragraph, our board of directors (or a duly authorized committee of the board) may, to the extent permitted by the terms of each affected series, treat such dividend period for the first series as two or more consecutive dividend periods, none of which coincides with more than one dividend period with respect to the second series, or may treat such dividend period(s) with respect to any parity stock and dividend period(s) with respect to the Series B Preferred

Stock for purposes of this paragraph in any other manner that it deems to be fair and equitable in order to achieve ratable payments of dividends on such parity stock and the Series B Preferred Stock.
As used in this description, “parity stock” means any class or series of stock of the Company that ranks equally with the Series B Preferred Stock in the payment of dividends (whether such dividends are cumulative or non-cumulative) and in the distribution of assets on any liquidation, dissolution or winding-up of the Company, including the Series A Preferred Stock.
Subject to the foregoing, and not otherwise, such dividends (payable in cash, stock or otherwise) as may be determined by our board of directors (or a duly authorized committee of the board) may be declared and paid on our common stock and any other junior stock from time to time out of any funds legally available for such payment, and the Series B Preferred Stock shall not be entitled to participate in any such dividend.
Dividends on the Series B Preferred Stock will not be declared, paid or set aside for payment if we fail to comply, or if such act would cause us to fail to comply, with applicable laws, rules and regulations.
Liquidation Rights
Upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company, holders of the Series B Preferred Stock and any parity stock, including the Series A Preferred Stock, are entitled to receive out of assets of the Company available for distribution to stockholders, after satisfaction of liabilities to creditors and any required distributions to holders of any senior stock, if any, before any distribution of assets is made to holders of common stock and any other junior stock, a liquidating distribution equal to the stated amount of $1,000 per share (equivalent to $25.00 per Depositary Share) plus declared and unpaid dividends, without accumulation of any undeclared dividends. Holders of the Series B Preferred Stock will not be entitled to any other amounts from us after they have received their full liquidation preference.
In any such distribution, if the assets of the Company are not sufficient to pay the liquidation preferences in full to all holders of the Series B Preferred Stock and all holders of any parity stock, including the Series A Preferred Stock, the amounts paid to the holders of Series B Preferred Stock and to the holders of any parity stock will be paid pro rata in accordance with the respective aggregate liquidation preferences of those holders. In any such distribution, the “liquidation preference” of any holder of preferred stock means the amount payable to such holder in such distribution (assuming no limitation on our assets available for such distribution), including any declared but unpaid dividends (and any unpaid, accrued cumulative dividends in the case of any holder of stock (other than Series B Preferred Stock) on which dividends accrue on a cumulative basis). If the liquidation preference has been paid in full to all holders of the Series B Preferred Stock and any holders of parity stock, the holders of our junior stock shall be entitled to receive all remaining assets of the Company according to their respective rights and preferences.
For purposes of this section, the merger or consolidation of the Company with any other entity, including a merger or consolidation in which the holders of the Series B Preferred Stock receive cash, securities or other property for their shares, or the sale, lease or exchange of all or substantially all of the assets of the Company, for cash, securities or other property shall not constitute a liquidation, dissolution or winding-up of the Company.
Optional Redemption
The Series B Preferred Stock is perpetual and has no maturity date. The Series B Preferred Stock is not subject to any mandatory redemption, sinking fund, retirement fund, purchase fund or other similar provisions.
We may redeem the Series B Preferred Stock at our option:

     •         in whole, but not in part, at any time, within 90 days after the occurrence of a “rating agency event,” at a redemption price equal to $1,020 per share of Series B Preferred Stock (102% of the stated amount of $1,000 per share) (equivalent to $25.50 per Depositary Share), plus (except as provided below) an amount equal to any dividends per share that have accrued but not been declared and paid for the then-current dividend period to, but excluding, the redemption date, or

      •         (i) in whole, but not in part, at any time, within 90 days after the occurrence of a “regulatory capital event,” or (ii) in whole or in part, from time to time, on the First Call Date or any subsequent reset date, in each case, at a redemption price equal to the stated amount of $1,000 per share of Series B Preferred Stock (equivalent to $25.00 per Depositary Share), plus (except as provided below) an amount equal to any dividends per share that have accrued but not been declared and paid for the then-current dividend period to, but excluding, the redemption date.
Any declared but unpaid dividends payable on a redemption date that occurs subsequent to the dividend record date for a dividend period will not constitute a part of or be paid to the holder entitled to receive the redemption price on the redemption date, but rather will be paid to the holder of record of the redeemed shares on the dividend record date relating to the dividend payment date.
Holders of the Series B Preferred Stock will have no right to require the redemption or repurchase of the Series B Preferred Stock.
“Rating agency event” means that any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) under the Exchange Act, that then publishes a rating for us (a “rating agency”) amends, clarifies or changes the criteria it uses to assign equity credit to securities such as the Series B Preferred Stock, which amendment, clarification or change results in:

     •         the shortening of the length of time the Series B Preferred Stock are assigned a particular level of equity credit by that rating agency as compared to the length of time they would have been assigned that level of equity credit by that rating agency or its predecessor on the initial issuance of the Series B Preferred Stock; or

      •         the lowering of the equity credit (including up to a lesser amount) assigned to the Series B Preferred Stock by that rating agency as compared to the equity credit assigned by that rating agency or its predecessor on the initial issuance of the Series B Preferred Stock.
“Regulatory capital event” means that we become subject to capital adequacy supervision by a capital regulator and the capital adequacy guidelines that apply to us as a result of being so subject set forth criteria pursuant to which the liquidation preference amount of the Series B Preferred Stock would not qualify as capital under such capital adequacy guidelines, as we may determine at any time, in our sole discretion.
If the Series B Preferred Stock are to be redeemed, the notice of redemption shall be given by first class mail to the holders of record of the Series B Preferred Stock to be redeemed, mailed not less than 30 days nor more than 60 days prior to the date fixed for redemption thereof. Any notice mailed as provided in this paragraph shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Series B Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series B Preferred Stock. Notwithstanding the foregoing, if the Series B Preferred Stock are held in book-entry form through The Depository Trust Company (“DTC”) or any other similar facility, such notice of redemption may be given to the holders of Series B Preferred Stock at such time and in any manner permitted by such facility.
Each notice of redemption will include a statement setting forth:

     •         the redemption date;

      •         the number of shares of Series B Preferred Stock to be redeemed and, if less than all the shares of Series B Preferred Stock held by such holder are to be redeemed, the number of shares of such Series B Preferred Stock to be redeemed from such holder;

      •         the redemption price;

      •         if shares of Series B Preferred Stock are evidenced by definitive certificates, the place or places where holders may surrender certificates evidencing those shares of Series B Preferred Stock for payment of the redemption price; and

      •         that dividends will cease to accrue on the redemption date.
If notice of redemption of any Series B Preferred Stock has been given and if the funds necessary for such redemption have been set aside by us for the benefit of the holders of any Series B Preferred Stock so called for redemption, then, from and after the redemption date, dividends will cease to accrue on such Series B Preferred Stock, such Series B Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such Series B Preferred Stock will terminate, except the right to receive the redemption price, without interest. Any funds unclaimed at the end of two years from the redemption date, to the extent permitted by law, shall be released from the trust so established and may be commingled with our other funds, and after that time the holders of the shares so called for redemption shall look only to us for payment of the redemption price of such shares.
In case of any redemption of only part of the Series B Preferred Stock at the time outstanding, the Series B Preferred Stock to be redeemed shall be selected either pro rata, by lot or by such other method in accordance with the procedures of DTC.
Voting Rights
Except as provided below or as otherwise required by applicable law, the holders of the Series B Preferred Stock will have no voting rights.
Right to Elect Two Directors on Nonpayment of Dividends. Whenever dividends on any shares of Series B Preferred Stock shall have not been declared and paid for six or more dividend periods, whether or not for consecutive dividend periods (a “Nonpayment”), the holders of such shares of Series B Preferred Stock, voting together as a single class with holders of any and all other series of voting preferred stock (as defined below) then outstanding, will be entitled to vote for the election of a total of two additional members of our board of directors (the “Preferred Stock Directors”), provided that the election of any such directors shall not cause us to violate the corporate governance requirement of the New York Stock Exchange (or any other exchange on which our securities may be listed) that listed companies must have a majority of independent directors and provided further that our board of directors shall at no time include more than two preferred stock directors. In that event, the number of directors on our board of directors shall automatically increase by two, and the new directors shall be elected at a special meeting called at the request of the holders of record of at least 20% of the Series B Preferred Stock or of any other series of voting preferred stock (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders, in which event such election shall be held at such next annual or special meeting of stockholders), and at each subsequent annual meeting. These voting rights will continue until dividends on the shares of Series B Preferred Stock and any such series of voting preferred stock for at least four consecutive dividend periods (or the equivalent thereof, in the case of any other series of voting preferred stock) following the Nonpayment shall have been fully paid.
As used in this description, “voting preferred stock” means any other class or series of preferred stock of the Company ranking equally with the Series B Preferred Stock either as to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding-up and upon which like voting rights have been conferred and are exercisable. Whether a plurality, majority or other portion of the Series B Preferred Stock and any other voting preferred stock have been voted in favor of any matter shall be determined by reference to the respective stated amounts of the Series B Preferred Stock and voting preferred stock voted.
If and when dividends for at least four consecutive dividend periods (or the equivalent thereof, in the case of any other series of voting preferred stock) following a Nonpayment have been paid in full, the holders of the Series B Preferred Stock shall be divested of the foregoing voting rights (subject to revesting in the event of each subsequent Nonpayment) and, if such voting rights for all other holders of voting preferred stock have terminated, the term of office of each Preferred Stock Director so elected shall immediately terminate and the number of directors on the board of directors shall automatically decrease by two. In determining whether dividends have been paid for at least four dividend periods following a Nonpayment, we may take account of any dividend we elect to pay for such a dividend period after the regular dividend date for that period has passed. Any Preferred Stock Director may be removed at any time without cause by the holders of record of a majority of the outstanding shares of Series B Preferred Stock and any other shares of voting preferred stock then outstanding (voting together as a class) when they have the voting rights described above. So long as a Nonpayment shall continue, any vacancy in the office of a Preferred Stock Director (other than prior to the initial election after a Nonpayment) may be filled by the written consent of the Preferred Stock Director remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding Series B Preferred Stock and any other shares of voting preferred stock then outstanding (voting together as a class) when they have the voting rights described above; provided that the filling of any such vacancy shall not cause us to violate the corporate governance requirement of the New York Stock Exchange (or any other exchange on which our securities may be listed) that listed companies must have a majority of independent directors. Any such vote to remove, or to fill a vacancy in the office of, a Preferred Stock Director may be taken only at a special meeting called at the request of the holders of record of at least 20% of the Series B Preferred Stock or of any other series of voting preferred stock (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders, in which event such election shall be held at such next annual or special meeting of stockholders). The Preferred Stock Directors shall each be entitled to one vote per director on any matter.
Other Voting Rights. So long as any shares of Series B Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by law or by our amended and restated certificate of incorporation, the vote or consent of the holders of at least two thirds of the shares of Series B Preferred Stock at the time outstanding, voting together as a single class with any other series of preferred stock entitled to vote thereon (to the exclusion of all other series of preferred stock), given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, will be necessary for effecting or validating:

     •         Authorization of Senior Stock. Any amendment or alteration of our certificate of incorporation to authorize or create, or increase the authorized amount of, any shares of any class or series or any securities convertible into shares of any class or series of our capital stock ranking prior to Series B Preferred Stock in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Company;

      •         Amendment of Certificate of Incorporation, By-laws or Certificate of Designations. Any amendment, alteration or repeal of any provision of our certificate of incorporation (including the certificate of designations for the Series B Preferred Stock) or by-laws that would alter or change the voting powers, preferences or special rights of the Series B Preferred Stock so as to affect them adversely; provided, however, that the amendment of our certificate of incorporation so as to authorize or create, or to increase the authorized amount of, any class or series of stock that does not rank prior to the Series B Preferred Stock in either the payment of dividends (whether such dividends are cumulative or non-cumulative) or in the distribution of assets on any liquidation, dissolution or winding up of the Company shall not be deemed to affect adversely the voting powers, preferences or special rights of the Series B Preferred Stock; or

     •         Share Exchanges, Reclassifications, Mergers and Consolidations and Other Transactions. Any consummation of (x) a binding share exchange or reclassification involving the Series B Preferred Stock, (y) a merger or consolidation of the Company with another entity (whether or not a corporation) or (z) a conversion, transfer, domestication or continuance of the Company into another entity or an entity organized under the laws of another jurisdiction, unless in each case (A) the shares of Series B Preferred Stock remain outstanding or, in the case of any such merger or consolidation with respect to which we are not the surviving or resulting entity, or any such conversion, transfer, domestication or continuance, the shares of Series B Preferred Stock are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (B) such shares remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, and restrictions and limitations thereof, of the Series B Preferred Stock immediately prior to such consummation, taken as a whole.

If an amendment, alteration, repeal, share exchange, reclassification, merger or consolidation, or any conversion, transfer, domestication or continuance described above would materially and adversely affect one or more but not all series of preferred stock (including the Series B Preferred Stock for this purpose), then only the series materially and adversely affected and entitled to vote shall vote to the exclusion of all other series of preferred stock. If all series of preferred stock are not equally affected by the proposed amendment, alteration, repeal, share exchange, reclassification, merger or consolidation, or conversion, transfer, domestication or continuance, described above, there shall be required a two-thirds approval of each series that will have a diminished status.
To the fullest extent permitted by law, without the consent of the holders of the Series B Preferred Stock, so long as such action does not adversely affect the rights, preferences, privileges and voting powers of the Series B Preferred Stock, we may supplement any terms of the Series B Preferred Stock:

     •         to cure any ambiguity, or to cure, correct or supplement any provision contained in the Certificate of Designations that may be defective or inconsistent; or

     •         to make any provision with respect to matters or questions arising with respect to the Series B Preferred Stock that is not inconsistent with the provisions of the Certificate of Designations.
The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which the vote would otherwise be required shall be effected, all outstanding shares of the Series B Preferred Stock have been redeemed or called for redemption on proper notice and sufficient funds have been set aside by us for the benefit of the holders of the Series B Preferred Stock to effect the redemption unless in the case of a vote or consent required to authorize senior stock if all outstanding shares of Series B Preferred Stock are being redeemed with the proceeds from the sale of the stock to be authorized.
Under current provisions of the Delaware General Corporation Law, the holders of issued and outstanding preferred stock are entitled to vote as a class, with the consent of the majority of the class being required to approve an amendment to our amended and restated certificate of incorporation if the amendment would increase or decrease the aggregate number of authorized shares of such class or increase or decrease the par value of the shares of such class.
Certain Anti-Takeover Provisions of our Amended and Restated Certificate of Incorporation, our Amended and Restated By-Laws and Applicable Law
Certain provisions of our amended and restated certificate of incorporation, amended and restated by-laws, Delaware law and insurance regulations applicable to our business may discourage or make more difficult a takeover attempt that a stockholder might consider in his or her best interest. These provisions may also adversely affect prevailing market prices for our common stock. We believe that the benefits of increased protection give us the potential ability to negotiate with the proponent of an unsolicited proposal to acquire or restructure us and outweigh the disadvantage of discouraging those proposals because negotiation of the proposals could result in an improvement of their terms.
For example, our amended and restated certificate of incorporation and amended and restated by-laws prohibit stockholders from calling special meetings of our stockholders and from taking action by written consent. Also, to the extent that our stockholders seek to amend our amended and restated by-laws, our amended and restated certificate of incorporation requires the affirmative vote of not less than two-thirds of the outstanding shares entitled to vote on the matter.
Section 203 of the Delaware General Corporation Law
As a Delaware corporation, we are subject to Section 203 of the DGCL. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns, or did own within three years prior to the determination of interested stockholder status, 15% or more of the corporation’s voting stock. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

     •         before the stockholder became interested, the Board of Directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

     •         upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and officers; or

     •         at or after the time the stockholder became interested, the business combination was approved by the Board of Directors of the corporation and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.
A Delaware corporation may “opt out” of Section 203 with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or by-laws resulting from amendments approved by holders of at least a majority of the corporation’s outstanding voting shares. We have not elected to “opt out” of Section 203.
Board of Directors
Our amended and restated certificate of incorporation provides that the number of directors of the Company will be established from time to time pursuant to our amended and restated by-laws.
Exclusive Forum
Our amended and restated certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of fiduciary duty owed by any of our directors, officers or other employees to us or to our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or (iv) any action asserting a claim governed by the internal affairs doctrine.
Insurance Regulations
The insurance laws and regulations of the various states in which our insurance subsidiaries are organized may delay or impede a business combination involving us or our subsidiaries. State insurance laws prohibit an entity from acquiring control of an insurance company without the prior approval of the domestic insurance regulator. Under most states’ statutes, an entity is presumed to have control of an insurance company if it owns, directly or indirectly, ten percent or more of the voting stock of that insurance company or its parent company. These regulatory restrictions may delay, deter or prevent a potential merger or sale of our Company, even if our Board of Directors decides that it is in the best interests of stockholders for us to merge or be sold. These restrictions also may delay sales by us or acquisitions by third parties of our subsidiaries.
Potential Business Opportunities
Our amended and restated certificate of incorporation provides that certain of our directors, who have also served or may serve as directors, officers, employees or agents of ING Group (“Overlap Directors”), are relieved of any obligation to refer potential business opportunities to the Company or to notify the Company of potential business opportunities of which they become aware, and they may instead refer such opportunities to ING Group at which time we will be deemed to have renounced any interest or right with respect to such potential business opportunity. The only exception to this waiver is in the case of a “Restricted Business Opportunity,” which is defined to mean a business opportunity (i) expressly presented or offered in writing to the Overlap Director solely in his or her capacity as a director of the Company and for the benefit of the Company; (ii) for which the Overlap Director believed that the Company possessed, or would reasonably be expected to be able to possess, the resources necessary to exploit; and (iii) substantially all of which, at the time it is presented to the Overlap Director, is, and is expected to remain, an opportunity relating to the retirement solutions, investment management and insurance solutions businesses actively engaged in by the Company in the United States as of April 30, 2013, provided, that the Company is still directly engaged in that business at the time the business opportunity is presented or offered to the Overlap Director.
Our amended and restated certificate of incorporation provides that any person purchasing or otherwise acquiring shares of our common stock, or any interest therein, is deemed to have notice of the provisions described under this “Potential Business Opportunities” caption and to have consented to such provisions.
Our amended and restated certificate of incorporation also provides that no contract, agreement, arrangement or transaction entered into between us and ING Group prior to the completion of our IPO shall be void or voidable or be considered unfair solely because ING Group is a party thereto or because any directors, officers or employees of ING Group were present at or participated in any meeting at which the contract, agreement, arrangement or transaction was authorized. To the extent permitted by law, no such contract, agreement, arrangement or transaction shall be considered to be contrary to any fiduciary duty of any Overlap Director and no Overlap Director shall have any fiduciary duty to us (or to any stockholder) to refrain from acting on behalf of the Company or ING Group in respect of any such contract, agreement, arrangement or transaction in accordance with its terms. Future contracts or transactions between the Company and ING Group shall not be void or voidable solely because a director or officer of ING Group is present at or participates in the meeting of the Company’s board of directors which authorizes the contract or transaction or because his or her votes are counted toward such authorization, provided that (i) the board of directors is aware of the material facts and the board or a committee in good faith authorizes the contract or transaction by a majority vote of the disinterested directors, (ii) the stockholders entitled to vote on such matter are aware of the material facts and specifically approve in good faith such contract or transaction, or (iii) the contract or transaction is fair to the Company at the time it is authorized, approved or ratified by the board of directors, a committee thereof, or the stockholders.
Listing
Our common stock is listed on the NYSE under the symbol “VOYA”.
Transfer Agent and Registrar
The transfer agent and registrar for our common stock and preferred stock is Computershare Trust Company, N.A. The transfer agent’s address is 150 Royall Street, Canton, Massachusetts 02021.

DESCRIPTION OF THE DEPOSITARY SHARES
General
Each Depositary Share represents a 1/40th ownership interest in a share of the Series B Preferred Stock, and is evidenced by a depositary receipt. We have deposited the underlying shares of the Series B Preferred Stock represented by the Depositary Shares with a depositary pursuant to a deposit agreement among us, Computershare Inc. and its wholly-owned subsidiary Computershare Trust Company, N.A., jointly acting as depositary (the “Depositary”), and the holders from time to time of the depositary receipts. Subject to the terms of the deposit agreement, each holder of a Depositary Share is entitled to all the rights and preferences of the shares of Series B Preferred Stock (including dividend, voting, redemption and liquidation rights) in proportion to the applicable fraction of a share of Series B Preferred Stock represented by such Depositary Share.

Dividends and Other Distributions
Each dividend on a Depositary Share will be in an amount equal to 1/40th of the dividend declared on each share of the Series B Preferred Stock.
The Depositary will distribute all dividends and other cash distributions received on the Series B Preferred Stock to the holders of record of the Depositary Shares in proportion to the number of Depositary Shares held by each holder. In the event of a distribution other than in cash, the Depositary will distribute property received by it to the holders of record of the Depositary Shares in proportion to the number of Depositary Shares held by each holder, unless the Depositary determines that this distribution is not feasible, in which case the Depositary may adopt a method of distribution approved by the Company that the Depositary deems equitable and practicable, including the sale of the property and distribution of the net proceeds from that sale to the holders of the Depositary Shares.
Record dates for the payment of dividends and other matters relating to the Depositary Shares will be the same as the corresponding record dates for the Series B Preferred Stock.
The amounts distributed to holders of the Depositary Shares will be reduced by any amounts required to be withheld by the Depositary or by us on account of taxes or other governmental charges.
Charges of Depositary
We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay associated charges of the Depositary in connection with the initial deposit of the Series B Preferred Stock and any redemption of the Series B Preferred Stock. Holders of the Depositary Shares will pay transfer, income and other taxes and governmental charges and such other charges as are expressly provided in the deposit agreement to be for their accounts. If these charges have not been paid by the holders of the Depositary Shares, the Depositary may refuse to transfer Depositary Shares, withhold dividends and distributions, and sell the Depositary Shares.
Redemption of the Depositary Shares
If we redeem the Series B Preferred Stock represented by the Depositary Shares, the Depositary Shares will be redeemed from the proceeds received by the Depositary resulting from the redemption of the Series B Preferred Stock held by the Depositary. Whenever we redeem shares of the Series B Preferred Stock held by the Depositary, the Depositary will redeem, as of the same redemption date, the number of the Depositary Shares representing shares of the Series B Preferred Stock so redeemed. The redemption price per Depositary Share will be equal to 1/40th of the redemption price per share payable with respect to the Series B Preferred Stock, plus any dividends payable thereon upon redemption as described under “Series B Preferred Stock — Optional Redemption.”
In case of any redemption of less than all of the outstanding Depositary Shares, the Depositary Shares to be redeemed will be selected either pro rata or by lot. In any case, the Depositary will redeem the Depositary Shares only in increments of 40 Depositary Shares and any integral multiple thereof. The Depositary will provide notice of redemption to record holders of the Depositary Shares not less than 30 and not more than 60 days prior to the date fixed for redemption of the Series B Preferred Stock and the related Depositary Shares.
Voting of the Series B Preferred Stock
Because each Depositary Share represents a 1/40th interest in a share of the Series B Preferred Stock, holders of Depositary Shares will be entitled to 1/40th of a vote per Depositary Share under those limited circumstances in which holders of the Series B Preferred Stock are entitled to a vote, as described above in “Series B Preferred Stock — Voting Rights.”
When the Depositary receives notice of any meeting at which the holders of the Series B Preferred Stock are entitled to vote, the Depositary will mail (or otherwise transmit by an authorized method) the information contained in the notice to the record holders of the Depositary Shares relating to the Series B Preferred Stock. Each record holder of the Depositary Shares on the record date, which will be the same date as the record date for the Series B Preferred Stock, may instruct the depositary to vote the amount of the Series B Preferred Stock represented by the holder’s Depositary Shares. To the extent possible, the Depositary will vote the amount of the Series B Preferred Stock represented by the Depositary Shares in accordance with the instructions it receives. We will agree to take all reasonable actions that the Depositary determines are necessary to enable the Depositary to vote as instructed. The Depositary will vote the maximum number of whole shares of Series B Preferred Stock in accordance with the instructions it receives; however, any remaining votes of holders of the Depositary Shares will not be voted.
Listing
The Depositary Shares are listed on the NYSE under the symbol “VOYAPrB”.
Form and Notices
The Series B Preferred Stock were issued in registered form to the Depositary, and the Depositary Shares were issued in book-entry only form through DTC, as described below in “Book-Entry, Delivery and Form of Depositary Shares.” The Depositary will forward to the holders of the Depositary Shares all reports, notices and communications from us that are delivered to the Depositary and that we are required to furnish to the holders of the Series B Preferred Stock.
Depositary
Computershare Inc. and Computershare Trust Company, N.A. are the joint Depositary for the Depositary Shares as of the original issue date. We may terminate such appointment and may appoint a successor depositary at any time and from time to time, provided that we will use our best efforts to ensure that there is, at all relevant times when the Series B Preferred Stock is outstanding, a person or entity appointed and serving as such depositary.
Book-Entry, Delivery and Form of Depositary Shares
The Series B Preferred Stock was issued in registered form to the Depositary, and the Depositary Shares were issued in book-entry only form through DTC. DTC will act as securities depositary for the global depositary receipts. This means that we will not issue actual depositary receipts to each holder of Depositary Shares, except in limited circumstances. Instead, the Depositary Shares will be in the form of a single global depositary receipt deposited with and held in the name of DTC, or its nominee. The Depositary Shares were accepted for clearance by DTC. Beneficial interests in the Depositary Shares are shown on, and transfers thereof will be effected only through, the book-entry records maintained by DTC and its direct and indirect participants, including Euroclear and Clearstream.
Owners of beneficial interests in Depositary Shares will receive all payments relating to their shares in U.S. dollars. Under a book-entry format, holders may experience some delay in their receipt of payments, as such payments will be forwarded by the Depositary to Cede & Co., as nominee for DTC. DTC will forward the payments to its participants, who will then forward them to indirect participants or holders.
If we elect to issue certificates for the Depositary Shares held through DTC, we will replace the global depositary receipt with depositary receipts in certificated form registered in the names of the beneficial owners. Once depositary receipts in certificated form are issued, the underlying shares of the Series B Preferred Stock may be withdrawn from the depositary arrangement upon surrender of depositary receipts at the corporate trust office of the Depositary and upon payment of the taxes, charges, and fees provided for in the deposit agreement. Upon such surrender and payments and subject to the deposit agreement, the holders of depositary receipts will receive the appropriate number of shares of Series B Preferred Stock and any money or property represented by the Depositary Shares.

Only whole shares of the Series B Preferred Stock may be withdrawn. If a holder holds an amount other than a whole multiple of 40 Depositary Shares, the Depositary will deliver, along with the withdrawn shares of the Series B Preferred Stock, a new depositary receipt evidencing the excess number of Depositary Shares. Holders of withdrawn shares of the Series B Preferred Stock will not be entitled to redeposit those shares or to receive Depositary Shares representing such withdrawn shares of Series B Preferred Stock.
The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in the Depositary Shares held through DTC.
DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities deposited with it by its participants, and it facilitates the settlement among direct participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between direct participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. Access to DTC’s system is also available to others such as both U.S. and non-U.S. securities brokers and dealers (including agents), banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The DTC rules applicable to its participants are on file with the SEC.
Purchases of Depositary Shares under the DTC system must be made by or through direct participants, which will receive a credit for the Depositary Shares on DTC’s records. The ownership interest of each beneficial owner of Depositary Shares will be recorded on the direct or indirect participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchase. Beneficial owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Beneficial owners of Depositary Shares other than DTC or its nominees will not be recognized by the registrar and transfer agent as registered holders of Depositary Shares entitled to the rights of holders thereof. Beneficial owners that are not participants will be permitted to exercise their rights only indirectly through and according to the procedures of participants and, if applicable, indirect participants.
To facilitate subsequent transfers, all Depositary Shares deposited by direct participants with DTC are registered in the name of DTC’s nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of Depositary Shares with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not affect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the Depositary Shares; DTC’s records reflect only the identity of the direct participants to whose accounts the Depositary Shares are credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.
Any notices required to be delivered to beneficial owners will be given by the Depositary to DTC for communication to its participants. Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. If the depositary receipts are issued in certificated form, notices to holders also will be given by mail to the addresses of the holders as they appear on the security register.
Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to Depositary Shares unless authorized by a direct participant in accordance with DTC’s procedures. Under its usual procedures, DTC mails an omnibus proxy to the issuer as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts Depositary Shares are credited on the record date (identified in a listing attached to the omnibus proxy).
DTC may discontinue providing its services as securities depositary with respect to the Depositary Shares at any time by giving reasonable notice to the issuer or its agent. Under these circumstances, or (i) if DTC ceases to be registered as a clearing agency under the Exchange Act, in the event that a successor securities depositary is not obtained within 90 days, or (ii) if we elect to issue certificates for the Depositary Shares as discussed above, we will print and deliver certificates for the Depositary Shares.
As long as DTC or its nominee is the registered owner of the global depositary receipts representing the Depositary Shares, DTC or its nominee, as the case may be, will be considered the sole owner and holder of all global depositary receipts and all Depositary Shares represented by those receipts for all purposes under the instruments governing the rights and obligations of holders of Depositary Shares. Except in the limited circumstances referred to above, owners of beneficial interests in the Depositary Shares:

•	will not be entitled to have such global depositary receipts or the Depositary Shares represented by those receipts registered in their names;

•	will not receive or be entitled to receive physical delivery of securities certificates in exchange for beneficial interests in the Depositary Shares; and

•
will not be considered to be owners or holders of the global depositary receipts or the Depositary Shares represented by those receipts for any purpose under the instruments governing the rights and obligations of holders of Depositary Shares.

We will make payments, including dividends, if any, on the Series B Preferred Stock represented by global depositary receipts in respect of the Depositary Shares to the Depositary. In turn, the Depositary will deliver the payments to DTC or its nominee, as the case may be, as the registered holder of Depositary Shares in accordance with the arrangements then in place between the Depositary and DTC. DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from the issuer or its agent, on the payable date in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of that participant and not of DTC, the Depositary, the issuer or any of their agents, subject to any statutory or regulatory requirements as may be in effect from time to time. Payments to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) are the responsibility of the issuer or its agent, disbursement of such payments to direct participants will be the responsibility of DTC, and disbursement of such payments to the beneficial owners will be the responsibility of direct and indirect participants.
As long as the Depositary Shares are represented by global depositary receipts, we will make all dividend payments in immediately available funds. In the event depositary receipts are issued in certificated form, dividends generally will be paid by check mailed to the holders of the depositary receipts on the applicable record date at the address appearing on the security register.
Ownership of beneficial interests in the Depositary Shares will be limited to participants or persons that may hold beneficial interests through institutions that have accounts with DTC or its nominee. Ownership of beneficial interests in the Depositary Shares will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by DTC or its nominee, with respect to participants’ interests, or any participant, with respect to interests of persons held by the participant on their behalf. Payments, transfers, deliveries, exchanges, and other matters relating to beneficial interests in the Depositary Shares may be subject to various policies and procedures adopted by DTC from time to time. Neither we nor any agent for us will have any responsibility or liability for any aspect of DTC’s or any direct or indirect participant’s records relating to, or for payments made on account of, beneficial interests in the Depositary Shares, or for maintaining, supervising or reviewing any of DTC’s records or any direct or indirect participant’s records relating to these beneficial ownership interests.
Although DTC has agreed to the foregoing procedures in order to facilitate transfer of interests in the Depositary Shares among participants, DTC is under no obligation to perform or continue to perform these procedures, and these procedures may be discontinued at any time. We will not have any responsibility for the performance by DTC or its direct or indirect participants under the rules and procedures governing DTC.

Because DTC can act only on behalf of direct participants, who in turn act only on behalf of direct or indirect participants, and certain banks, trust companies and other persons approved by it, the ability of a beneficial owner of Depositary Shares to pledge the Depositary Shares to persons or entities that do not participate in the DTC system may be limited due to the unavailability of physical certificates for the Depositary Shares.
DTC has advised us that it will take any action permitted to be taken by a registered holder of Depositary Shares only at the direction of one or more participants to whose accounts with DTC the Depositary Shares are credited.
The information in this section concerning DTC and its book-entry system has been obtained from sources that we believe to be accurate, but we assume no responsibility for the accuracy thereof.
Euroclear and Clearstream will hold interests on behalf of their participants through customers’ securities accounts in Euroclear’s and Clearstream’s names on the books of their respective depositaries (the “U.S. Depositaries”), which in turn will hold interests in customers’ securities accounts in the depositaries’ names on the books of DTC.
Distributions with respect to the Depositary Shares held beneficially through Euroclear or Clearstream will be credited to cash accounts of their participants in accordance with Euroclear’s or Clearstream’s rules and procedures, to the extent received by the applicable U.S. Depositary.
Cross-market transfers between DTC’s participating organizations, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its U.S. Depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (European time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the Depositary Shares in DTC, and making or receiving payment in accordance with normal procedures for same-day fund settlement applicable to DTC. Euroclear and Clearstream participants may not deliver instructions directly to their respective U.S. Depositaries.
Due to time zone differences, the securities accounts of a Euroclear or Clearstream participant purchasing an interest in the Depositary Shares from a DTC participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear or Clearstream) immediately following the settlement date of DTC. Cash received in Euroclear or Clearstream as a result of sales of interests in Depositary Shares by or through a Euroclear or Clearstream participant to a DTC participant will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.
The information in this section concerning Euroclear and Clearstream and their book-entry systems has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy of that information.
None of us or the Depositary will have any responsibility for the performance by Euroclear or Clearstream or their respective participants of their respective obligations under the rules and procedures governing their operations.
Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures in order to facilitate transfers of securities among participants of DTC, Euroclear and Clearstream, they are under no obligation to perform or continue to perform such procedures and they may discontinue the procedures at any time.